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                                                                      Exhibit 20

                                                                  CONFORMED COPY
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                             IRREVOCABLE UNDERTAKING
                                 (John Maynard)

To:  Ohsea Holdings Limited
     Marine Court
     The Parade
     Cowes
     Isle of Wight
     PO31 7QJ
     ("Offeror")

     WestLB Panmure
     Woolgate Exchange
     25 Basinghall Street
     London
     EC2V 5HA

     Nabarro Wells & Co. Limited
     Saddlers House
     Gutter Lane
     London
     EC2V 6HS

     Rossini plc
     Buckland House
     Waterside Drive
     Langley Business Park
     Slough
     Berkshire
     SL3 6EZ ("Target")

Dated: 15 April, 2003

Scheme of arrangement in relation to the Target

I understand that:

(a) the Target intends to propose to its shareholders a scheme of arrangement under section 425 of the Companies Act 1985 (the "Scheme") whereby, together with the shares that the Offeror intends to acquire under the terms of a share exchange agreement, the Offeror intends to acquire all of the issued share capital of the Target for cash at a price of $2.10 per share;

(b) the Scheme will be on the terms and conditions to be set out in a press announcement of the Scheme (the "Press Announcement") in the form of the attached draft Press Announcement, together with such additional terms and conditions as may be required to comply with the rules of The City Code on Take-overs and Mergers (the "City Code") and any other applicable laws or regulations, including the NASD Rules;

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(c)  other than in respect of all the ordinary shares owned or controlled by the
     Offeror, CS Services Limited and Andrew Dixey and some of the ordinary shares owned or controlled by Benjamin Blackden, the Scheme will extend to all the ordinary shares of 2 pence each in the Target ("Ordinary Shares") issued prior to the close of business on the business day preceding the date on which the Court confirms the capital reduction involved in the Scheme (the "Relevant Time"), including any Ordinary Shares issued as a result of the exercise of options under the Target's Employee Share Option Scheme and the Target's Company Share Option Plan prior to the Relevant
     Time (together the "Share Schemes");

(d)  under or in connection with the Scheme, the Offeror will:

     (i) issue to Andrew Dixey shares in the Offeror in exchange for the 69,000 Ordinary Shares held by him, issue to Benjamin Blackden and Sally Blackden (as joint holders) shares in the Offeror in exchange for 400,000 of the 408,000 Ordinary Shares held by such persons and issue to Osborne Clarke Trustees Limited (as nominee for the trustees of the Blackden Personal Settlement) shares in the Offeror in exchange for 300,000 of the 393,500 Ordinary Shares held by the trustees (the Ordinary Shares being exchanged by such persons being referred to as the "Exchange Shares", and the Exchange Shares together with the 93,500 Ordinary Shares held by Osborne Clarke Trustees Limited and the 8,000 Ordinary Shares held jointly by Benjamin Blackden and Sally Blackden which are to be cancelled pursuant to the Scheme, the "NI Shares");

     (ii) issue to CS Services Limited, a connected person to the Offeror, ordinary shares in the Offeror in exchange for the Ordinary Shares held by it; and

     (iii) pay to each other shareholder of the Target a cash amount of $2.10 in respect of each Ordinary Share held by such shareholder; and

(e)  the proposal of the Scheme is conditional on:

     (i) the receipt by the Offeror of completed irrevocable undertakings (in forms acceptable to the Offeror):

          (A) from Andrew Dixey and Benjamin Blackden (the "Non-Independent Directors") and their associated persons undertaking not to exercise the voting rights in respect of the NI Shares and the Ordinary Shares held by Christopher Blackden, Mary Blackden and Philippa Berry at the court meeting of the holders of the Ordinary Shares (the "Court Meeting") to be convened by the High Court in England and Wales (the "Court") and undertaking to be bound by the Scheme; and

          (B) to vote in favour of the Scheme from each of the independent directors of the Target in respect of a total of not less than 2,000 Ordinary Shares

          (for the purposes of this clause, a person is associated with a director if that director would have to notify the Target under section 324 or section 328 of the Companies Act 1985 of any sale of shares in the Target by that person);

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     (ii) the release of the Press Announcement,

     but the Offeror may waive condition (i) above in whole or in part (and either conditionally or otherwise) if it so chooses and all my obligations under this undertaking will lapse if the above conditions are not fulfilled (or, where permitted, waived by the Offeror) by 12.00 noon on 30 April, 2003 (or such later time or day as the Offeror may notify to the board of the Target).

In consideration of the Offeror releasing the Press Announcement and agreeing (subject to the above conditions) to undertake to the Court to be bound by the Scheme and of the Target agreeing to propose the Scheme to the shareholders of the Target, I undertake, agree and represent to and with the Offeror and the Target in the following terms:

1. I am the beneficial owner of the number of Ordinary Shares specified in the Schedule (the "Shares"), free from all liens, charges, encumbrances and restrictions whatsoever, and of all rights attaching to them.

2. I have full power and authority (without the approval or consent of any other person) to exercise (or procure the exercise of) all the voting rights in respect of the Shares at general and class meetings of the Target.

3. I will (either personally or by proxy) exercise (or procure the exercise of) the voting rights in respect of the Shares:

     (a) in favour of the resolution(s) to be proposed at the Court Meeting to be convened by order of the Court in connection with the Scheme; and

     (b) in favour of the resolution(s) to be proposed at the extraordinary general meeting of the Target (the "EGM") to be convened by the Target in connection with the Scheme and the associated approval of the arrangements with the Non-Independent Directors, reduction in the share capital of the Target, the cancellation of (pound)13,122,000 standing to the credit of the Target's share premium account and amendments to the Target's articles of association.

4.   I will or will procure that in relation to the Shares:

     (a) the proxy form(s) in respect of the Court Meeting and the EGM (are) returned to the Target's registrars, duly completed and executed and indicating that the proxy should vote in favour of the resolutions to be proposed at the Court Meeting and the EGM, within the time prescribed for return of forms of proxy in the document to be issued by the Target which will contain details of the Scheme (the "Scheme Document"); and

     (b)  such proxy form(s) (are) not revoked or withdrawn.

5. Unless and until the Scheme becomes effective or lapses, I will not except pursuant to the Scheme:

     (a) sell, transfer, charge, pledge or grant any option over or otherwise dispose of any of the Shares or any interest in any of the Shares; or

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     (b)  accept any offer in respect of any of the Shares or any interest in any of the Shares (whether it is conditional or unconditional and irrespective of the means by which it is to be implemented); or

     (c) restrict or (in so far as it is within my power to do so) permit the creation of any restriction on the voting rights in respect of the Shares or enter, or (in so far as it is within my power to do so) allow the entry into, any agreement which would or might prevent the Shares from being subject to the terms of the Scheme; or

     (d) acquire any further interest in any shares in the Target (other than pursuant to the exercise of options held by me under the Share Schemes).

6. The Press Announcement may incorporate a reference to me substantially in the terms set out in the attached draft Press Announcement and, in accordance with the City Code, this undertaking will be referred to in the Scheme and will be available for inspection until the Scheme becomes effective or lapses.

7. Promptly on request by the Offeror or the Target, I will supply to the Offeror or the Target or their professional advisers for inclusion in the Scheme Document details (as required by Rules 24.3 and 25.3 of the City
     Code) of:

     (a)  my interests in securities of the Offeror and the Target; and

     (b) all my dealings in securities of the Offeror and the Target during the period of 12 months prior to the date of this undertaking.

8.   As a director of the Target:

     (a) I agree to the issue of the Press Announcement containing the reference to the unanimous recommendation and associated opinions of the independent directors of the Target and confirm the accuracy of the information in the Press Announcement other than the information relating to the Offeror, CS Services Limited, the directors of the Offeror and CS Services Limited and their connected persons;

     (b) I will provide to the Offeror and the Target or their professional advisers promptly on request all information which is in my possession or control (or which I could reasonably obtain possession or control of) that may be reasonably necessary to complete the Scheme Document;

     (c) I will comply with the requirements of the City Code and any other applicable laws or regulations including, in particular, the requirement to join with the other directors or independent directors (as appropriate) of the Target in making in the Press Announcement and the Scheme Document statements of responsibility in relation to the information contained in such documents (other than the information relating to the Offeror, CS Services Limited, the directors of the Offeror and CS Services Limited and their connected persons) and in relation to the unanimous recommendation and associated opinions of the independent directors in the terms or to the effect required under Rule 19.2 of the City Code;

     (d) I agree to use all reasonable endeavours to ensure that (at all reasonable times following the release of the Press Announcement and before the Scheme becomes

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          effective or lapses) the Offeror or its professional advisers are provided with such information regarding the Target and its subsidiaries (the "Group") as the Offeror or its professional advisers reasonably require to enable the Offeror to establish whether or not the conditions of the Scheme are or will be satisfied;

     (e) subject to any overriding fiduciary duty I have as a director of the Target, I will confirm in the Scheme Document that, having been so advised by Nabarro Wells & Co. Limited, I consider the cash price of $2.10 per Ordinary Share subject to the Scheme to be fair and reasonable, and I will recommend shareholders of the Target to approve the Scheme and to vote in favour of the resolutions to be proposed at the Court Meeting and the EGM and I will not recommend any other offer or scheme of arrangement;

     (f) subject to any such overriding fiduciary duty, I will at all times until the Scheme becomes effective or lapses:

          (i) carry out such actions as are reasonably required of me to procure that all information relating to the Group required to be contained in the Press Announcement, the Scheme Document and all other documents required to be sent to shareholders of the Target in connection with the Scheme under the City Code and any other applicable laws or regulations will promptly be supplied to the Offeror or the Target or their professional advisers;

          (ii) provide such assistance and take such actions as the Offeror or the Target reasonably requests to ensure that the Scheme is proposed to the shareholders of the Target including without limitation:

               (aa) procuring despatch of the Press Announcement;

               (bb) procuring the issue of the Part 8 Claim Form in relation to the Scheme;

               (cc) convening the EGM;

               (dd) procuring despatch of the Scheme Document and the notices of the Court Meeting and the EGM;

               (ee) procuring reasonable access for the Offeror and its
                    professional advisers to the Target's registrars in connection with the Scheme;

               (ff) following the Court Meeting and the EGM, procuring the presentation to the Court of the Petitions in relation to the Scheme and the associated reduction in the share capital of the Target; and

               (gg) procuring an office copy of the Court Order sanctioning the
                    Scheme and appropriate documents relating to the associated reduction in the share capital of the Target;

          (iii) co-operate with the Offeror and the Target and use all reasonable endeavours to ensure the Scheme becomes unconditional in all respects, including (without limitation) the obtaining of any regulatory and third party consents,

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               and becomes effective;

          (iv) join with the Offeror and the Target in endeavouring to obtain such consents of clients, customers or banks or other third parties as are necessary to avoid termination or variation of contracts or other arrangements which are material to the business of any member of the Group; and

          (v) so far as I am able, procure that no shares or interests in shares in the Target or any other member of the Group are allotted or issued (except pursuant to options which exist as at the date of this undertaking), no bonus issues, dividends or distributions are declared, made or paid and no material change will be made in the manner or conduct of the business of the Group;

     (g) I will not directly or indirectly solicit any general offer for all or any part of the issued share capital of the Target from any third party and will immediately inform the Offeror of any approach by a third party which may lead to such an offer; and

     (h) so far as I am aware, conditions 1 to 9 inclusive in the appendix to the attached draft Press Announcement can currently be satisfied, I am not aware of any circumstances whereby they would cease to be satisfied before the Scheme becomes effective and, if I become so aware, I will immediately notify the Offeror.

9. To the extent that any of the Shares are not registered in my name, I will procure the registered holder(s) to act in accordance with the terms of this undertaking.

10.  The following additional provisions apply to this undertaking:

(A)  All my obligations under this undertaking will lapse if:

     (a) the resolution(s) to be proposed at the Court Meeting (are) not passed by the requisite majority at the Court Meeting (or any adjournment thereof); or

     (b) the resolution(s) to be proposed at the EGM (are) not passed by the requisite majority at the EGM (or any adjournment thereof); or

     (c) the Court refuses to sanction the Scheme or confirm the associated reduction in the share capital of the Target; or

     (d) the Scheme does not become effective by 31 July, 2003 (or such later date as the Offeror and the Target may, with the consent of the Panel on Take-overs and Mergers, agree); or

     (e) the Scheme Document has not been posted to shareholders by 13 May, 2003 (as Attorney).

(B) Any time, date or period mentioned in this undertaking may be extended by mutual agreement between the parties to this undertaking but as regards any time, date or period originally fixed or so extended time shall be of the essence.

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(C)  References in this undertaking to a person having an "interest in shares"
     include all interests which that person would be required to notify to the Target if he were a director of the Target.

(D) In this undertaking the expression the "Scheme" extends to the Scheme as modified from time to time.

(E) This undertaking shall bind my estate and personal representatives except in relation to those obligations which relate to my position as a director of the Target.

(F) I acknowledge that, until the Press Announcement is released, the fact that the Scheme is under consideration is strictly confidential and is inside information for the purposes of offences relating to insider dealing. Prior to the release of the Press Announcement, I will not disclose any information relating to the Scheme and will not deal or encourage any other person to deal in the securities of the Target.

(G) This undertaking is governed by and shall be construed in accordance with English law.

IN WITNESS of which this undertaking has been executed as a deed and has been delivered on the date which first appears on page 1.

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                                  THE SCHEDULE

                               The Ordinary Shares

 Name(s) of registered holder(s)                          No. of Ordinary Shares

          John Maynard                                            2,000

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SIGNED as a deed               )             /s/ John Maynard
by JOHN MAYNARD                )             -----------------------------------
In the presence of:                          Name:     John Maynard
                                             Title:    Director


Witness's
Signature: /s/ S. P. Prendereast
           ---------------------

Name:          S. P. Predereast

Address:       5 Coombe Avenue, Wendover, Burks.

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